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                                                                 Exhibit (a)(10)


                           TOTAL PRESS RELEASE TOTAL

                                                           Paris, June 9th, 1999


         TOTAL Owns 94.3% of PetroFina Following Public Exchange Offer

               Exchange Offer is Reopened from June 11 to July 2
                 TOTAL Changes Name to TOTALFINA as of June 14
        TOTALFINA Joins the Dow Jones Euro Stoxx 50 Index as of June 16


TOTAL announced today that 12,207,680 PetroFina shares and 3,084,260 American Depositary Shares (ADSs), corresponding globally to 12,516,106 shares, or 53.3% of PetroFina share capital, and 3,851,400 PetroFina warrants representing 87% of all existing PetroFina warrants, have been tendered to the public exchange offer launched by TOTAL on May 6 to acquire the 59% of PetroFina share capital it did not already own.

Following closure of the offer on June 4, TOTAL held 22,130,296 shares representing a 94.3% interest in PetroFina.

In exchange for the PetroFina shares and ADSs, TOTAL is issuing 56,322,477 new TOTAL shares to be listed on the Paris, London and Brussels stock exchanges, as well as 3,119,634 TOTAL Warrants. Applications are being filed with the appropriate stock market authorities. The TOTAL ADSs and Warrants exchanged for PetroFina ADSs and Warrants will be listed on the New York Stock Exchange.

Since the 90% ownership threshold has been exceeded, TOTAL will re-open the public exchange offer in Belgium and the United States for a period of 15 working days according to the same terms as for the offer that closed on June 4. Following the new period, which will extend from June 11 through July 2, TOTAL does not plan to make a squeeze-out for any remaining PetroFina shares.

At the same time, TOTAL will request that PetroFina shares be delisted from the Brussels Bourse's First Market and from the other European stock exchanges on which they are listed.

TOTAL will change its name to TOTAL FINA S.A. on June 14 and TOTALFINA shares will begin trading in the place of TOTAL shares. TOTALFINA will join the Dow Jones Euro Stoxx 50 Index on June 16.

TOTAL is pleased with the public exchange offer's success, which reflects the confidence of PetroFina shareholders in the new TOTALFINA Group's growth prospects.

N.B. Shares, ADSs and warrants tendered into the initial offer period which expired on June 4, 1999 can not be withdrawn during the new offer period. Any shares, ADSs or warrants tendered into the new offer period may be withdrawn until the expiration of this new offer period on July 2, 1999.

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